Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Thomas Bologna, CEO	Ed Orgon
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	eorgon@torrenzano.com

ORCHID CELLMARK REPORTS FOURTH QUARTER AND YEAR-END

2009 FINANCIAL RESULTS

Forensic Revenues Increase 36% in U.K., 25% in U.S.

PRINCETON, N.J. – MARCH 11, 2010 Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today reported its financial results for the fourth quarter and full year of 2009.

Total revenues were $15.7 million for fourth quarter 2009, an increase of 21%, compared to $13.0 million for the fourth quarter of 2008. For full year 2009, revenues were $59.1 million, an increase of 3%, compared to $57.6 million for the full year of 2008.

On a constant dollar basis, total revenues for the full year 2009 increased to $64.4 million, or by 12%, compared to the full year 2008. The exchange rate movement of the British pound as compared to the U.S. dollar negatively impacted total revenue by approximately $5.3 million for the full year 2009.

The increase in 2009 fourth quarter revenues was primarily due to increases in our forensics testing services in the U.K. and forensics casework testing services in the U.S., as well as licensing revenues of $850 thousand attributable to a patent license agreement.

“Fourth quarter results demonstrate continued strong growth in our core forensics business with a 36% increase in forensic revenues in the U.K. and a 25% increase in forensic revenues in the U.S.,” said Thomas Bologna, president and chief executive officer of Orchid Cellmark. “This growth, together with the licensing revenues we received in the Illumina transaction, produced a profitable fourth quarter. We also are beginning to see positive trends in our CODIS business as there was a notable increase in both revenue and sample volume in the fourth quarter of 2009 as compared to the fourth quarter of 2008 and we anticipate a strengthening in our CODIS business in 2010,” he added.

“For the full year of 2009, it appears overall results are the best the company has ever achieved since becoming a public company, as we increased gross margins, cut our operating loss by approximately 76% and lowered our net loss to $1.5 million. The consolidation of our Nashville forensic operations into Dallas and the consolidation of our East Lansing paternity operations into our Dayton facility will lead to additional operational efficiencies and increased scalability,” Mr. Bologna explained. “We expect to realize approximately $2.4 million in aggregate annual cost savings from these consolidations which are expected to be completed by August 31, 2010. Lastly, we ended 2009 with approximately $18.1 million in cash.”

Total U.K. based revenues for the fourth quarter of 2009 rose 31% compared to the fourth quarter of 2008. Revenues were boosted by a 36% increase in forensic revenues and a 53% increase in immigration testing revenues, as compared to 2008, which were partially offset by the expected lower volumes of animal DNA testing for scrapie susceptibility. Forensic revenues in the U.S. increased 25% over the fourth quarter of 2008. This increase was offset by a decline in our government paternity business, resulting in an overall increase of 1% in U.S.-based service revenues in the fourth quarter of 2009 compared to the fourth quarter of 2008.

The increase in total revenues for the full year 2009 compared to a year ago was largely due to increased revenues from our forensics testing services in the U.K. and forensics casework testing services in the U.S., partially offset by a decrease in our CODIS business. Total U.K. revenues for the full year 2009 rose 12% compared to the full year 2008, primarily as a result of the increases in U.K. forensic revenues and immigration testing revenues, which were partially offset by the expected lower volumes of animal DNA testing for scrapie susceptibility, decreased revenues for paternity testing and the unfavorable impact of exchange rates. In British pounds, total U.K. revenues for the full year 2009 rose 32% compared to the full year 2008. Total U.S.-based service revenues fell by 8% compared to the full year 2008, principally due to a significant decrease in CODIS business, and decreased revenues from paternity testing services, partially offset by increased revenues from our forensic casework testing services.

Excluding cost of service revenue, operating expenses for the fourth quarter of 2009 increased to $5.5 million from $5.3 million for the fourth quarter of 2008 as a result of restructuring expenses related to the consolidation of our East Lansing, Michigan paternity testing operations into our Dayton, Ohio facility. For the full year 2009, these operating expenses decreased to $22.3 million compared to $24.7 million in 2008.

Operating income for the fourth quarter of 2009 was $211 thousand compared to a $1.5 million loss for the fourth quarter of 2008. The turn to profitability was principally due to an increase in gross profit as a result of increases in forensics testing services in the U.K. and forensics casework testing services in the U.S. and licensing revenues. The company’s gross margin percentage was 33% and 30% for the fourth quarter of 2009 and 2008, respectively.

Operating loss for the full year 2009 decreased by 76% to $1.7 million compared to a $7.4 million loss for 2008. The significant decrease in operating loss was principally due to an increase in gross margin both in the U.K. and the U.S., a decrease in general and administrative expenses and the impact of the exchange rate movement on U.K. based expenses. Gross margin in 2009 was favorably impacted by added sample volumes for our forensics testing services in the U.K. and forensics casework testing services in the U.S., licensing revenues, productivity enhancements in the U.S. and the U.K., as well as reductions in personnel and supply expenses in the U.S.

Orchid Cellmark reported net income of $858 thousand, or $0.03 per share, for the fourth quarter of 2009, compared to a net income of $473 thousand, or $0.02 per share, for the fourth quarter of 2008. The net loss for the full year of 2009 was $1.5 million, or $(0.05) per share, compared to a net loss of $4.5 million, or $(0.15) per share in 2008. The fourth quarter of 2008 includes proceeds from the sale of state net operating losses of $1.5 million, which is reflected as a reduction of income tax expense in such quarter and which positively impacted our net results. Net income for the fourth quarter of 2009 and 2008 and net loss for the full years 2009 and 2008 includes charges of $1.0 million and $1.0 million, and $3.9 million and $4.5 million, respectively, for depreciation and amortization.

At December 31, 2009, cash, cash equivalents and short-term investments were $18.1 million. Cash, cash equivalents and short-term investments at December 31, 2009 increased by $3.1 million over 2008.

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, March 11, 2010 at 10:00 a.m. EST. To listen to the conference call, please dial 1-888-893-7720 (US/Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference number 61346939. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site at www.orchidcellmark.com. A slide presentation by management will be available for viewing on the webcast and will be posted on the Investor Relations page of www.orchidcellmark.com during and after the call. Questions will be taken live via the conference call.

Non-GAAP Information

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis. Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not a GAAP performance measure. We provide constant dollar revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-to-quarter and year-to-year basis of changes in foreign exchange rates. To present this information, current U.K. revenues in British pounds are converted into U.S. dollars at the average exchange rates in effect during the comparative prior periods and compared to results based upon the actual exchange rates in effect during the current period. We believe that disclosing revenue changes on a constant dollar basis, viewed in addition to and not in lieu of the company’s reported GAAP results, provides additional useful information to investors because it enables them to better understand the level of growth of our business.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the anticipation that Orchid Cellmark’s CODIS business will strengthen in 2010; the belief that Orchid Cellmark’s overall results in 2009 are the best Orchid Cellmark has ever achieved since inception; the expectation that Orchid Cellmark will realize approximately $2.4 million in aggregate cost savings from these facility consolidations; and the expectation that the facility consolidations will be complete by August 31, 2010. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the possibility that Orchid Cellmark’s CODIS business does not improve in 2010, Orchid Cellmark’s ability to complete the planned consolidation of its facilities on schedule, the possibility that Orchid Cellmark will not achieve the expected savings from the facility consolidations, the possibility that the facility consolidations facility will not lead to additional operational efficiencies and increased scalability, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and twelve months ended December 31, 2009 and 2008

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
Revenues:
Service revenues	$14,887	$12,961	$58,077	$57,365
Other revenues	850	11	985	230

Total revenues	15,737	12,972	59,062	57,595

Operating expenses:
Cost of service revenues	10,014	9,128	38,549	40,287
Research and development	255	192	834	846
Marketing and sales	1,279	1,201	4,905	5,860
General and administrative	3,351	3,437	14,497	16,076
Restructuring	161	—	161	—
Amortization of intangible assets	466	466	1,860	1,895

Total operating expenses	15,526	14,424	60,806	64,964

Operating income (loss)	211	(1,452)	(1,744)	(7,369)

Other income, net	133	334	167	1,180

Gain (loss) before income tax expense	344	(1,118)	(1,577)	(6,189)

Income tax expense (benefit)	(514)	(1,591)	(35)	(1,708)

Net income (loss)	$858	$473	$(1,542)	$(4,481)

Basic and diluted net income (loss) per share	$0.03	$0.02	$(0.05)	$(0.15)

Shares used in computing basic net income (loss) per share:	29,935	29,935	29,935	29,935

Shares used in computing diluted net income (loss) per share:	29,935	29,935	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2009 and December 31, 2008

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Assets:

Current assets
Cash and cash equivalents	$8,600	$14,998
Available-for-sale securities	9,525	—
Accounts receivable, net	11,128	9,826
Inventory	1,542	1,262
Prepaids and other current assets	1,127	1,392

Total current assets	31,922	27,478

Fixed assets, net	4,803	5,859
Goodwill	9,423	9,336
Other intangibles, net	5,763	7,570
Other assets	931	406

Total assets	$52,842	$50,649

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$2,762	$2,544
Accrued expenses and other current liabilities	3,071	2,288
Short-term debt and current portion of long-term debt	—	338
Deferred revenue	928	842

Total current liabilities	6,761	6,012

Other liabilities	432	269

Total liabilities	7,193	6,281

Total stockholders’ equity	45,649	44,368

Total liabilities and stockholders’ equity	$52,842	$50,649